Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE		ALLOCATED NET SALE PROCEEDS
AT&T Texas	100%	55%	10/10/96	$4,474,700	N/A	N/A		N/A
BellSouth	SOLD	32%	4/25/95	$9,000,000	5/15/2006	$13,377,600		$4,156,565
CH2M Hill	SOLD	63%	1/1/96	$5,114,233	12/7/05	$8,200,000		$5,028,105
305 Interlocken Parkway	100%	55%	2/20/97	$7,087,770	N/A	N/A		$438,374
Hannover Center	SOLD	63%	4/1/96	$1,602,312	4/29/04	$1,725,427		$1,079,364
15253 Bake Parkway	SOLD	46%	1/10/97	$8,459,425	12/2/04	$12,400,000		$5,487,477
Tanglewood Commons	SOLD**	32%	5/31/95	$8,700,001	10/7/02 & 4/21/05	$12,110,620	***	$3,821,938	***
U.S. Cellular	100%	55%	6/17/96	$10,485,786	N/A	N/A		N/A
WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the upfront sales charge.
**	Fund VIII retains an ownership interest in two land outparcels.
***	This asset was sold in two transactions. The Disposition Price and Allocated Net Sale Proceeds reflect the combination of the two sales.

FUND FEATURES

OFFERING DATES	January 1995 – January 1996

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	82% to 18%

AMOUNT RAISED	$32,042,689

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended June 30, 2006.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund VIII is in the positioning-for-sale phase of its life cycle. Five assets have been sold, with the closing of the BellSouth building in the second quarter. Our focus on the remaining assets involves concentrating on re-leasing and marketing efforts that we believe will ultimately result in better sale prices for our investors.

The sale of the BellSouth building was a great event this quarter, along with the completion of the $3,800,000 net sale proceeds distribution. We also have announced the next distribution of net sale proceeds for the fourth quarter 2006, totaling approximately $5,000,000 from the sales of the CH2M Hill and BellSouth properties.

The second quarter 2006 operating distributions were 5.00% (see “Estimated Annualized Yield” table), consistent with the first quarter. We anticipate that operating distributions may decline or remain low in the near-term, given the reduction in cash flow from the sale of the BellSouth asset.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Property Summary

•	The AT&T Texas building is 100% leased through July 2011.

•	The BellSouth building in Jacksonville, Florida, was sold on May 15, 2006, and net sale proceeds of $4,156,565 were allocated to the Fund. The fourth quarter 2006 distribution will include approximately $3,669,600 of these proceeds. The remaining proceeds are being reserved to fund anticipated capital at the remaining assets in the Fund.

•	The CH2M Hill property was sold in December 2005, and net sale proceeds of $5,028,105 were allocated to the Fund. Of these proceeds, $3,697,706 was distributed to the limited partners in May 2006. The remaining proceeds are scheduled to be distributed in the fourth quarter 2006.

•	The 305 Interlocken Parkway property is located in the Broomfield submarket of Denver, Colorado. During the fourth quarter 2005, we signed a lease for the entire building with Flextronics USA, Inc., that extends through August 2011.

•	The Hannover Center property was sold on April 29, 2004, and net sale proceeds of $1,079,364 were allocated to the Fund. These proceeds were distributed in May 2005.

•	The 15253 Bake Parkway building, located in Orange County in southern California, was sold on December 2, 2004, following the signing of a new ten-year lease with Gambro Healthcare. Of the net sale proceeds, $5,487,477 was allocated to Fund VIII, and $424,857 has been used to fund the Partnership’s pro-rata share of the Gambro and CH2M Hill re-leasing costs. We distributed $3,612,619 of these proceeds to the limited partners in May 2005, and the remaining proceeds were distributed in November 2005.

•	The Tanglewood Commons shopping center was sold on April 21, 2005, and the Fund had previously sold a land outparcel in 2002. The total net sale proceeds allocated to Fund VIII were $3,821,938. Of these proceeds, $169,643 was distributed to the limited partners in May 2005. The November 2005 distribution included $3,549,999 of the proceeds, and the remaining $102,296 was distributed in May 2006. The Fund retains an ownership interest in two remaining outparcels, which are currently under contract for sale.

•	The U.S. Cellular building, located in Madison, Wisconsin, is 100% leased through May 2007.

CUMULATIVE PERFORMANCE SUMMARY(1)
	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
PER “A” UNIT	$10	$7.78	N/A	$3.39	$5.99
PER “B” UNIT	$10	$0.00	$0.51	$10.85	$6.05

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2005 Form 10-K for this partnership. The 12/31/05 unit values have been adjusted for the May NSP distributions, which total approximately $1.18 per Class A Unit and $1.26 per Class B Unit.

ESTIMATED ANNUALIZED YIELD *

	Q1	Q2	Q3	Q4	AVG YTD
2006	5.00%	5.00%	—	—	—
2005	3.00%	3.50%	Reserved	3.00%	2.38%
2004	9.50%	Reserved	9.50%	Reserved	4.75%
2003	9.50%	9.50%	9.50%	9.50%	9.50%
2002	9.50%	9.50%	9.50%	9.50%	9.50%
2001	8.75%	9.25%	9.75%	9.75%	9.38%
2000	9.14%	9.24%	9.00%	8.39%	8.94%
1999	8.60%	8.80%	9.00%	8.99%	8.85%
1998	8.37%	8.52%	8.61%	8.83%	8.58%
1997	4.17%	5.04%	7.54%	8.03%	6.20%
1996	4.25%	4.19%	4.30%	4.84%	4.40%
1995	0.00%	0.00%	0.00%	11.19%	2.80%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2005	2004	2003	2002	2001	2000
-$76.61%**	-18.31%**	7.00%	18.21%	17.97%	16.21%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

For a more detailed quarterly financial report, please refer to

Fund VIII’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010